Exhibit 99.1

News Announcement	For Immediate Release

Nexstar Names Broadcasting Industry

Veteran Matthew Devine Chief Financial Officer

IRVING, Texas, January 23, 2006 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that Matthew E. Devine, 57, has been named Executive Vice President and Chief Financial Officer, effective January 23, 2006. Mr. Devine replaces Robert Thompson who accepted a position as chief financial officer of another company outside of the broadcasting industry and resigned effective January 2, 2006.

Mr. Devine brings thirty years of senior financial management experience to his new role at Nexstar, including fifteen years in the broadcasting industry. At Nexstar, Mr. Devine will oversee the financial and administrative functions, including fiscal and SEC reporting, treasury and investor relations, and M&A activity.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “We are delighted to welcome Matt to Nexstar as his successful track record in finance, as well as broadcast industry experience and relationships, are valuable attributes that will enable him to quickly add value to the company. Matt brings the right combination of perspective, integrity, SEC reporting and compliance knowledge, and communication skills to his new role. We look forward to the benefit of his contributions as we actively manage our station portfolio, reduce debt and pursue new business opportunities in the periods ahead with a focus on improving shareholder value.”

Mr. Devine was most recently the Chief Executive Officer of DG Systems, the leading provider of digital media distribution services to the advertising and broadcast industries. During his four and a half year tenure with the Company, Mr. Devine was instrumental in growing revenues and transforming the company from reporting negative operating results into being consistently EBITDA and EPS positive. Prior to his role at DG, Mr. Devine served as Chief Financial Officer of Chancellor Media Corporation, (which became AMFM Inc.) the nation’s largest radio broadcaster. AMFM

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was acquired by Clear Channel Communications in 1999 for approximately $23.5 billion. Prior to Chancellor Media’s formation in 1997, Mr. Devine served as the Chief Financial Officer, Executive Vice President, Treasurer and Secretary of, and a Director for, Evergreen Media Corporation, the predecessor company to Chancellor Media that he also co-founded. During his 11-year tenure in radio broadcasting, Mr. Devine was instrumental in raising over $5 billion in public and private equity and debt to support first Evergreen, then Chancellor’s rapid expansion from 6 to 108 stations. He also supervised the merger and acquisition activity related to each entity’s growth and coordinated Evergreen’s initial public offering in 1993.

Mr. Devine stated, “Nexstar has built an impressive portfolio of well-managed mid-market television properties, and I look forward to working closely with Perry and station management to enhance the Company’s operating results and create new growth opportunities.”

Mr. Sook concluded, “We’d like to acknowledge Bob’s contributions over the past few years as Nexstar successfully completed its initial public offering and financed and integrated acquired properties.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc. currently owns, operates, programs or provides sales and other services to 46 television stations in 27 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX and UPN, and reaches approximately 7.0% of all U.S. television households.

Statements in this news release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections (such as changes in net revenue, cash flow and operating expenses) or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies in the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding

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debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

Contact:
Perry Sook, Chief Executive Officer	Joseph Jaffoni, Carol Young
Nexstar Broadcasting Group, Inc.	Jaffoni & Collins Incorporated
972/373-8800	212/835-8500 or nxst@jcir.com

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